Exhibit 99.1

FOR IMMEDIATE RELEASE May 29, 2008	Contact: Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622
RTI INTERNATIONAL METALS ELECTS NEW BOARD MEMBER
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), a leading supplier of titanium products and services, today announced the appointment of Bryan Moss to its board of directors, effective June 2, 2008.
     Mr. Moss served as President Emeritus of Gulfstream Aerospace until March 31, 2008. He was President of Gulfstream Aerospace and Executive Vice President for General Dynamics Corporation’s Aerospace Group from 2003 to 2007. Prior to this, Mr. Moss served as Vice Chairman at Gulfstream since he joined the company in March 1995. Currently, he is a consultant with General Dynamics.
     “We are delighted that Bryan has joined RTI’s board, he brings with him over 40 years of expertise in the aerospace industry, as well as a wealth of board level experience,” said Chairman of the Board Robert M. Hernandez. “We are highly confident that Bryan’s experience will add to the caliber of our already strong board of directors and we look forward to working with him to continue to deliver on RTI’s strategic business initiatives to achieve our ongoing goal of enhancing value for all stakeholders.”
     “I am excited to be joining RTI’s board during this period of growth for the Company,” said Bryan Moss. “RTI has long been recognized as a proven industry-leader and is a highly regarded strategic materials supplier to the aerospace sector. I look forward to working with Bob and the rest of the board to help guide the Company’s development in the coming years.”
     Mr. Moss is a recognized aerospace industry leader. In 2007, he was awarded the National Business Aviation Association’s Meritorious Service Award, the association’s highest accolade for service and contributions to the business aviation industry. Mr. Moss has served as chairman of the Associate Member Advisory Council of the National Business Aviation Association (NBAA) and has been a valued member of other aerospace advisory boards.
     Mr. Moss began his career in 1966 at Lockheed-Georgia Company’s engineering administrative group. He later joined Canadair Group, holding senior sales positions from the early to mid-80s. Mr. Moss rose to become president of the Canadair Group of Bombardier Inc.’s Challenger Division in 1989 and was named president of the business aircraft division of Bombardier Aerospace Group in 1992.

     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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